SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C.  20549


                                   FORM 8-K

                   Current Report Pursuant to Section 13 or 15(d)
                      of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported)   August 17, 1995



                           Intelligent Electronics, Inc.
                          -------------------------------
               (Exact name of registrant as specified in its charter)


        Pennsylvania                   0-15991              23-2208404
  ----------------------------       ------------       -------------------
  (State or other jurisdiction       (Commission           (IRS Employer
     of incorporation)               File Number)       Identification No.)



              411 Eagleview Boulevard, Exton  PA            19341
            --------------------------------------------------------
            (Address of principal executive offices)      (Zip code)


       Registrant's telephone number, including area code (610) 458-5500






                                   Page 1 of 12
                            Exhibit Index is on page 2

Item 2.  Acquisition or Disposition of Assets.
         ------------------------------------

         On August 17, 1995, the registrant acquired The Future Now, Inc. ("FNOW"), a computer sales and service company, pursuant to an Agreement and Plan of Merger dated as of April 28, 1995, as amended (the "Merger Agreement"), by a merger of a wholly-owned subsidiary of the registrant into FNOW.

Under terms of the Merger Agreement, FNOW shareholders received 0.5640 shares of the registrant's Common Stock in exchange for each share of FNOW Common Stock. At August 17, 1995, FNOW had 7,578,566 shares of Common Stock outstanding, of which 2,344,024 shares were owned by the registrant and its wholly-owned subsidiaries. Based on the conversion ratio, the registrant will issue 2,952,282 shares of its Common Stock. FNOW also had 583,300 warrants and options outstanding to purchase its Common Stock (excluding warrants held by the registrant), which will be converted to options and warrants, based on the same conversion ratio, to purchase the registrant's Common Stock.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
         ------------------------------------------------------------------

         (a)       Financial Statements of Business to be Acquired.
                   ------------------------------------------------
                   The financial statements for FNOW for the year ended December 31, 1994 are incorporated herein by reference to pages F-28 through F-46 in Proxy Statement/Prospectus dated August 7, 1995 filed under Rule 424 under the Securities Act of 1933 in connection with the Registrant's Registration Statement on Form S-4 (Registration No. 33-61605) ("Proxy Statement/Prospectus").

                   The financial statements for FNOW for the six months ended June 30, 1995 are filed as pages 3 to 11 of this report.

         (c)     Exhibits.

         * 2.1 Agreement and Plan of Merger dated as of April 28, 1995 (Annex A to the Proxy Statement/Prospectus).

         * 2.2 Amendment No. 1 to Agreement and Plan of Merger dated as of July 6, 1995 (Annex A to the Proxy Statement/Prospectus).

         * 10.1 Amendment No. 1 to Employment Agreement among FNOW, the registrant, and Terry L. Theye dated June 21, 1995 (Exhibit 99.2 of Proxy Statement/Prospectus).

         * 10.2 Amendment No. 1 to Employment Agreement among FNOW, the registrant, and Lewis E. Miller dated June 21, 1995 (Exhibit 99.3 of Proxy Statement/Prospectus).

         __________________________
         * Incorporated by reference.

                            ITEM I.  FINANCIAL STATEMENTS
                                THE FUTURE NOW, INC.
                             CONSOLIDATED BALANCE SHEETS

                                                                   June 30,            December 31,
                                                                     1995                 1994
                                                                --------------       --------------

                                      ASSETS
Current Assets
  Receivables:
    Trade                                                       $ 100,744,854        $  98,451,119
    Due from Intelligent Electronics, Inc.                          7,629,930           19,579,190
    Other                                                          11,516,844           19,143,376
                                                                --------------       --------------
                                                                  119,891,628          137,173,685
     Allowance                                                     (2,520,963)          (1,437,412)
                                                                --------------       --------------
                                                                  117,370,665          135,736,273
  Inventories                                                      39,352,503           44,075,416
  Prepayments and Other                                               712,319            1,565,688
                                                                --------------       --------------
        Total Current Assets                                      157,435,487          181,377,377
                                                                --------------       --------------
Property and Equipment                                             15,597,153           14,884,796
   Accumulated Depreciation                                        (5,384,268)          (3,849,482)
                                                                --------------       --------------
        Property and Equipment, Net                                10,212,885           11,035,314
                                                                --------------       --------------
Intangible Assets, Net                                             31,744,614           32,681,359
Other Assets                                                        7,173,452            4,283,055
                                                                --------------       --------------
Total Assets                                                    $ 206,566,438        $ 229,377,105
                                                                ==============       ==============

   LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Short-Term Debt                                               $  56,721,810        $  39,927,060
  Current Portion of Long-Term Debt                                   580,682              687,964
  Accounts Payable (net of receivable from Intelligent
     Electronics, Inc. for returned product of $5.7 million
     and $6.3 million as of June 30, 1995 and December 31,
     1994, respectively)                                          108,226,440          129,893,674
  Accrued Expenses                                                 13,962,722           20,964,525
  Deferred Income and Other                                         1,824,196            1,789,909
                                                                --------------       --------------
       Total Current Liabilities                                  181,315,850          193,263,132
                                                                --------------       --------------

Long-Term Liabilities
  Long-Term Debt                                                      354,329              560,275
  Other                                                             2,003,320            2,264,284
                                                                --------------       --------------
       Total Long-Term Liabilities                                  2,357,649            2,824,559
                                                                --------------       --------------

Shareholders' Equity
  Common Stock-no par value-20,000,000 shares authorized;
       7,578,566 shares issued and outstanding in 1995 and
       1994                                                        58,353,808           58,215,267
  Accumulated Deficit                                             (35,460,869)         (24,925,853)
                                                                --------------       --------------
       Total Shareholders' Equity                                  22,892,939           33,289,414
                                                                --------------       --------------
Total Liabilities and Shareholders' Equity                      $ 206,566,438        $ 229,377,105
                                                                ==============       ==============

                           See Notes to Consolidated Financial Statements.

                                    THE FUTURE NOW, INC.
                          CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           Three Months Ended                 Six Months Ended
                                                                June 30,                           June 30,
                                                      -----------------------------     -----------------------------
                                                          1995            1994              1995            1994
                                                      -------------   -------------     -------------   -------------
Revenue
     Sales-Equipment and Supplies                     $ 138,750,448   $ 177,496,149     $ 263,644,524   $ 345,301,972
     Sales-Software                                       8,798,748      13,490,572        20,395,360      27,609,323
     Professional Services                               17,261,563      13,596,130        32,765,556      25,359,150
                                                      -------------   -------------     -------------   -------------
                                                        164,810,759     204,582,851       316,805,440     398,270,445
Cost of Sales
     Equipment and Supplies (including
          purchases of approximately
          $106,938,000 and $203,683,000 in the
          three and six months ended June 30,
          1995, respectively, and $147,727,000 and
          $268,105,000 in the three and six
          months ended June 30, 1994, respectively
          from Intelligent Electronics, Inc.)           130,075,685     168,002,027       244,124,623     319,398,674
     Other (including purchases of
          approximately $5,628,000 and
          $10,720,000 in the three and six months
          ended June 30, 1995, respectively, and
          $7,775,000 and $14,111,000 in the three and
          six months ended June 30, 1994, respectively
          from Intelligent Electronics, Inc.)             8,608,238      13,164,658        19,582,777      26,453,979
                                                      -------------   -------------     -------------   -------------
                                                        138,683,923     181,166,685        63,707,400     345,852,653
                                                      -------------   -------------     -------------   -------------

     Gross Profit                                        26,126,836      23,416,166        53,098,040      52,417,792
                                                      -------------   -------------     -------------   -------------
Operating Expenses
     Selling                                              5,908,286       9,207,987        11,321,013      17,550,468
     Professional Services                               11,328,267       8,986,177        21,750,904      16,072,786
     Warehouse                                              535,067         721,340         1,051,794       1,595,728
     General and Administrative                          12,289,919      11,757,110        21,654,593      21,187,428
      Restructuring                                       3,732,000      33,000,000         3,732,000      33,000,000
     Goodwill Impairment                                          -       6,984,642                 -       6,984,642
                                                      -------------   -------------     -------------   -------------
                                                         33,793,539      70,657,256        59,510,304      96,391,052
                                                      -------------   -------------     -------------   -------------

     Loss from Operations                                (7,666,703)    (47,241,090)       (6,412,264)    (43,973,260)

Interest Expense                                          2,302,482       2,226,675         4,072,752       3,727,706
                                                      -------------   -------------     -------------   -------------

     Loss Before Income Taxes                            (9,969,185)    (49,467,765)      (10,485,016)    (47,700,966)

Income Taxes (Benefit)                                            -      (3,110,411)           50,000      (2,367,411)
                                                      -------------   -------------     -------------   -------------

     Net Loss                                         $  (9,969,185)  $ (46,357,354)    $ (10,535,016)  $ (45,333,555)
                                                      =============   =============     =============   =============

Weighted Average Shares Outstanding                       7,578,566       7,555,100         7,578,566       7,558,861
                                                      =============   =============     =============   =============

Loss Per Share                                        $     (1.32)    $     (6.14)      $     (1.39)    $     (6.00)
                                                      =============   =============     =============   =============

                                See Notes to Consolidated Financial Statements.

                                  THE FUTURE NOW, INC.
                    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                     Retained
                                                                                     Earnings
                                                        Common Stock               (Accumulated
                                                   Shares          Amount             Deficit)
                                                 ---------      ------------       -------------

Balance- December 31, 1993                       7,473,666      $ 57,697,549       $  20,061,699

     Restricted Stock Compensation Earned           40,000           222,639                   -
     Exercise of Warrants:
          Intelligent Electronics, Inc.             24,200            99,468                   -
          Other                                     41,200           203,041                   -
     Treasury Stock                                   (500)           (7,430)                  -
     Net Loss                                            -                 -         (44,987,552)
                                                 ---------      ------------       -------------
Balance- December 31, 1994                       7,578,566        58,215,267         (24,925,853)

     Restricted Stock Compensation Earned                -           138,541                   -
     Net Loss                                            -                 -         (10,535,016)
                                                 ---------      ------------       -------------
Balance- June 30, 1995                           7,578,566      $ 58,353,808       $ (35,460,869)
                                                 =========      ============       =============

                          See Notes to Consolidated Financial Statements.

                                 THE FUTURE NOW, INC.
                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   SIX MONTHS ENDED
                                       JUNE 30,
                                                                          1995               1994
                                                                    ---------------    ---------------
Cash Flows from Operating Activities
     Receipts from Customers                                        $  309,644,160     $  421,081,100
     Payments to Suppliers and Employees                              (325,314,331)      (415,603,857)
     Income Taxes (Paid) Refunded, Net                                    (146,635)         1,183,299
     Interest Paid                                                      (4,594,568)        (3,174,752)
                                                                    ---------------    ---------------
          Net Cash Provided (Used) by Operating Activities             (20,411,374)         3,485,790
                                                                    ---------------    ---------------

Cash Flows from Investing Activities
     Acquisition of Businesses, Net of Cash Acquired.                            -           (636,999)
     Purchases of Property and Equipment, Net                           (1,051,852)        (1,026,920)
     Proceeds from Sale of Branches to Intelligent Electronics, Inc.     4,981,704                  -
                                                                    ---------------    ---------------
          Net Cash Provided (Used) by Investing Activities               3,929,852         (1,663,919)
                                                                    ---------------    ---------------

Cash Flows from Financing Activities
     Borrowings (Repayments), Net                                       16,481,522         (1,900,150)
     Proceeds from Exercise of Stock Options                                     -             78,279
                                                                    ---------------    ---------------
          Net Cash Provided (Used) by Financing Activities              16,481,522         (1,821,871)
                                                                    ---------------    ---------------

Net Change in Cash                                                               -                  -
     Cash - beginning of period                                                  -                  -
                                                                    ---------------    ---------------
     Cash - end of period                                           $            -     $            -
                                                                    ===============    ===============

Reconciliation of Net Loss to Net Cash Provided
     (Used) by Operating Activities
     Net Loss                                                       $  (10,535,016)    $  (45,333,555)
     Adjustments to Reconcile Net Loss to Net Cash Provided
     (Used) by Operating Activities:
          Restructuring                                                  3,732,000         33,000,000
          Goodwill Impairment                                                    -          6,984,642
          Depreciation and Amortization                                  2,821,335          2,258,700
          Provision for Loss on Inventories                                450,000          2,000,000
          Provision for Loss on Receivables                              2,500,436          1,348,033
          Changes in Operating Assets and Liabilities (Net of Effects
               of Acquisitions, Restructuring and Proceeds from Sale of
                Branches to Intelligent Electronics, Inc.):
                    Decrease (Increase) in:
                         Receivables                                    10,883,468         21,573,917
                         Inventories                                       540,913        (18,211,976)
                         Prepayments and Other                             991,910          1,443,297
                         Other Assets                                   (2,900,706)           103,858
               Increase (Decrease) in:
                         Accounts Payable and Accrued Expenses         (28,930,001)        (2,244,388)
                         Deferred Income and Other                          34,287            563,262
                                                                    ---------------    ---------------

     Net Cash Provided (Used) by Operating Activities               $  (20,411,374)    $    3,485,790
                                                                    ===============    ===============

Supplemental Schedule of Non-Cash Investing and Financing Activities
     Fair Value of Assets of Companies Acquired                     $            -     $      636,999
     Cash Paid                                                                   -           (636,999)
                                                                    ---------------    ---------------

     Liabilities Assumed                                            $            -     $            -
                                                                    ===============    ===============

                             See Notes to Consolidated Financial Statements.

                            THE FUTURE NOW, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1- Basis of Presentation

         The accompanying unaudited consolidated financial statements of The Future Now, Inc. ("the Company") include all adjustments, which are of a normal recurring nature, necessary to present fairly the Company's results of operations, financial position and cash flows. As permitted by the rules and regulations of the Securities and Exchange Commission, the consolidated financial statements do not include all of the accounting information normally included with financial statements prepared in accordance with generally accepted accounting principles. Accordingly, these consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 1994 included in the Company's Annual Report on Form 10-K. Results for the three and six months ended June 30, 1995 are not necessarily indicative of the results for any other interim period or for the year as a whole.


Note 2- Significant Transactions

         Significant transactions affecting the Company and its consolidated financial statements include the following:

           * Signing on April 28, 1995 of an Agreement and Plan of Merger between the Company and Intelligent Electronics, Inc. ("IE") (a related party) whereby IE will acquire the outstanding stock of the Company (see Note 8);
           *   Sale on December 30, 1994 of certain branch assets to IE (see
               Note 3); and
           *   Restructuring actions in 1995 and 1994 (See Note 4).


Note 3- Sale of Branches to Intelligent Electronics, Inc.

         On December 30, 1994, the Company sold certain assets of five branch locations to IE for approximately $34.2 million in cash received on December 30, 1994 and $5.0 million received January 9, 1995. The cash was used to reduce the Company's debt. The five branch locations serve the Boston, New York City, Orange County, San Francisco and Baltimore/Washington, D.C. metropolitan areas. The Boston, New York City, Washington, D.C. and San Francisco locations were acquired from IE in July 1992.

         The transaction includes a Management Agreement which provides for the Company to manage these facilities for IE and retain its employees at these locations. All direct expenses of these branches are paid by IE and certain indirect costs are reimbursed each month by IE in the amount of $20,000 per branch ($100,000 per month in total). Additionally, the Management Agreement contains an incentive compensation arrangement whereby IE shall pay incentive compensation to the Company based upon the operating results of the branches. During the three and six months ended June 30, 1995, no incentive compensation was earned by the Company.

         The following table sets forth for the periods indicated the revenue and income from operations of the branches sold reflected in the Company's Consolidated Statements of Operations (in thousands):

                                                          Three Months      Six Months
                                                         Ended June 30,   Ended June 30,
                                                              1994             1994
                                                         --------------   --------------

         Revenue                                           $   51,455        $  95,262
         Income from Operations Before Allocation
                   of Corporate Overhead                         239            454


Note 4- Restructuring Charges

         Effective second quarter 1994, in connection with the Company's decision to use IE's CustomerCare Direct program, the Company adopted a definitive plan for a company-wide restructuring, including the closing and consolidation of duplicate facilities in areas where the Company has made acquisitions. Under the CustomerCare Direct program, IE configures product sold by the Company and ships it directly to the Company's clients, thereby eliminating the Company's need to carry that inventory. In connection with the restructuring in 1994, the Company consolidated or closed offices in six geographic areas, including the consolidation of the Company's three Southern California offices into one operation, and its two facilities into one in each of the New York, Northeast Ohio and Dallas markets. The Company took these actions to integrate and consolidate the 15 companies it has acquired over the past six years. As a part of this restructuring, the Company is centralizing certain of its operations and has reorganized management to continue its emphasis on higher margin professional services. Professional services will continue to be the principal focus of the Company's strategy. The Company's consolidation plan has been delayed because of certain implementation delays and difficulties of CustomerCare Direct. Accordingly, as of June 30, 1995, five branch warehouses remained in operation. The Company had planned to close or consolidate all of its branch warehouses, other than its Akron, Ohio facility, by June 30, 1995 as the CustomerCare Direct program, which decreases the Company's need to maintain inventory, is fully implemented.

         The restructuring actions resulted in a charge of $33.0 million against 1994 second quarter results and $3.7 million against 1995 second quarter results. The 1995 charge, recorded as an addition to the reserve for loss on disposition of inventory, was made necessary by a slower than anticipated implementation of the CustomerCare Direct program, a slower than anticipated sell-through of restructured inventory and a decline in the estimated recoverable value of the remaining restructured inventory.

         During 1995, the Company consolidated one branch warehouse and continued the consolidation process in the remaining branch warehouses utilizing the restructuring reserves in the following amounts:

                                          Reclass-      Utilized to
                                         ification         Offset
                                         to Other       Expenses in      Payment of
                             Reserve      Balance        Statement          Other                      Additional     Reserve
                             December      Sheet             of          Restructur-                   Restructur-    June 30,
                             31, 1994     Accounts       Operations      ing Costs       Transfers     ing Charge       1995
                             --------     --------       ----------      -----------     ---------     -----------    --------
                                                               (in millions)

Provision for loss on
  disposition of
  inventory                   $  6.2        (1.5)           (3.0)              -              .7           3.7           6.1
Closure of warehouse
  facilities                     4.0          -              (.6)              -              .1            -            3.5
Personnel separation
  costs                          1.4                         (.6)            (.2)             .1            -             .7
Other                            1.2          -               -              (.3)            (.9)           -             -
                             --------     --------       ----------      -----------     ---------     -----------    --------
  Total                       $ 12.8        (1.5)           (4.2)            (.5)             -            3.7          10.3
                             ========     ========       ==========      ===========     =========     ===========    ========

         Inventory reserves of $1.5 million reclassified to other balance sheet accounts were principally transferred to reduce the carrying value of assets received in exchange for certain of the Company's inventories. Inventory reserves of $3.0 million were utilized to offset costs related to the bulk disposal of inventories. As discussed above, a charge of $3.7 million was taken in the second quarter of 1995 to provide additional provision for loss on disposal of inventory.

         Reserves for closure of warehouse facilities of $.6 million were utilized principally to offset costs related to minimum lease payments, net of sublease receipts, from each warehouse closure date. Reserves of $.1 million were transferred to the reserve for warehouse facilities from other based upon management's estimation of levels of reserves needed to complete the closure of warehouse facilities and the determination that fewer reserves were needed for other restructuring costs.

         Reserves for personnel separation costs of $.6 million were utilized principally to offset personnel separation and other transition costs associated with terminated warehouse and administrative employees. Approximately 65 warehouse and administrative employees have been terminated during the six months ended June 30, 1995. Reserves of $.2 million were utilized to offset other personnel separation costs that would not have been incurred by the Company absent its restructuring actions.

         Reserves for other costs of $.3 million were utilized to offset other restructuring charges that would not have been incurred by the Company absent its restructuring actions.

         As a result of the Company's quarterly review of the restructuring reserves, management determined the remaining reserves for other costs were not expected to be required to complete the original restructuring plan. Accordingly, the remaining $.9 million reserve for other costs was transferred to other reserves based upon management's estimation of levels of reserves required as follows: $.7 million to inventory reserves, $.1 million to reserves for closure of warehouse facilities and $.1 million to reserves for personnel separation costs.

         In addition, the Company expects future operating costs to be incurred related to the restructuring that are not included in the restructuring charge. These costs include anticipated enhancements to the management information system of $1.6 million.

         Management believes that the restructuring actions being taken will enhance the Company's ability to compete effectively through its professional services oriented business strategy. However, competition in this industry is significant and the Company's ability to compete is dependent upon a number of factors which may be beyond the Company's control, such as general economic conditions, hardware and software margins, demand for professional services and various other industry pressures. A significant deterioration in anticipated levels of business or further declines in margin could require the Company to make additional adjustments to its expense structure, including additional restructuring actions.


Note 5- Inventories

         Inventories consist of items held for resale and for rental and are composed of the following:

                                             June 30        December 31,
                                              1995             1994
                                         -------------     -------------

         Equipment Held for Resale      $  46,037,785     $  50,161,456
         Rental Equipment                   1,061,718         1,424,357
                                         -------------     -------------

                Sub-Total                  47,099,503        51,585,813
         Allowance                         (7,747,000)       (7,510,397)
                                         -------------     -------------
                    Total               $  39,352,503     $   44,075,41
                                         =============     =============


Note 6- Debt and Financing Agreements

         As of June 30, 1995, the Company was party to a Secured Credit Agreement ("Agreement") with certain banks. This revolving credit facility permits borrowing of up to $70.0 million ($63.0 million as of August 1, 1995 and thereafter) with interest rates varying based on the prime rate (9.0% at June 30, 1995) offered by the agent plus 1% and is payable in full in September 1996. Advances against this Agreement are based on the Company's trade receivables and are subject to eligibility requirements contained within the Agreement. The outstanding balance on this Agreement as of June 30, 1995 was $56.7 million with an eligibility of $62.3 million. Collateral pledged for this Agreement includes all of the Company's assets with the exception of inventory, which is pledged as security to the third party inventory finance companies. The provisions of the facility contain various restrictive covenants with respect to the maintenance of minimum tangible net worth, restrictions on fixed asset additions, restrictions on fixed charges, maintenance of a minimum current ratio, and restrictions on certain additional indebtedness. As a result of the restructuring charge during the second quarter of 1994, the Company failed to comply with several of the financial covenants required under the Agreement.

         Effective July 8, 1994, an initial amendment to the Agreement waived until September 30, 1994 any default which occurred on June 30, 1994 as a result of the Company's failure to comply with these covenants. The Company also failed to comply with certain of these covenants as of September 30, 1994, December 31, 1994, March 31, 1995 and June 30, 1995. Subsequent amendments extended the waiver until August 21, 1995. The most recent waiver reduced the maximum borrowings from $70.0 million to $63.0 million effective August 1, 1995. The Company must complete its merger with IE, secure new financing, or obtain a further waiver of these covenants prior to August 21, 1995. The Company expects that there will no longer be a need for this financing when the merger with IE described in Note 8 is consummated.

         The Company has agreements with third parties principally to finance certain of its inventory purchases from IE as of June 30, 1995. Under these credit agreements, as of June 30, 1995, the Company may purchase up to $85.0 million of inventories with extended payment terms. Such agreements generally are secured by inventories and, in certain instances, the proceeds related thereto, and may be terminated immediately upon default by the Company or otherwise within 60 to 90 days by either the third party or the Company. Further, to maintain this level of third party inventory financing, IE guarantees up to $20.0 million on one of these agreements. One of these agreements contains various restrictive covenants with respect to the maintenance of a minimum level of tangible net worth and subordinated debt, maintenance of a minimum current ratio, maintenance of a minimum ratio of debt to tangible net worth and a prohibition against the payment of dividends. The Company failed to comply with certain of these covenants as of June 30, 1994, September 30, 1994, December 31, 1994, March 31, 1995 and June 30, 1995. The Company has obtained amendments to the agreement waiving the attainment of the financial objectives until August 21, 1995. The Company must complete its merger with IE, renegotiate and reset these covenants or obtain a further waiver of these covenants prior to August 21, 1995. The amounts outstanding under these agreements are included in accounts payable and totaled $77.8 million as of June 30, 1995. If principal payments on these payables are made on a timely basis, no interest accrues. Interest incurred relating to these third party finance companies was as follows:

                     Three Months Ended June 30,    Six Months Ended June 30,
                     ---------------------------    -------------------------
                          1995        1994               1995        1994
                          ----        ----               ----        ----
Interest Incurred      $ 787,000    $  224,000       $ 1,235,000   $ 340,000


Note 7- Income Taxes

         The provision for income taxes for the six months ended June 30, 1995 consists primarily of state and local income tax. The Company has remaining net operating losses approximating $17.2 million at June 30, 1995 for which no financial statement benefit has been recognized and which are available to offset future Federal taxable income, if any, through 2009.


Note 8- Subsequent Event and Other Related Party Transactions

         IE is the Company's largest shareholder with approximately 31.1% of the outstanding stock.

         On April 28, 1995, the Company and IE signed an Agreement and Plan of Merger ("Agreement") whereby IE will acquire the outstanding stock of the Company. The acquisition will be a stock-for-stock, tax-free transaction. Based on the exchange ratio set forth in the Agreement, Company shareholders will receive .6588 shares of IE stock in exchange for each share of the Company stock. The Agreement may, however, be terminated by IE if the average closing price (defined as the average of the closing price per share of IE's common stock, as reported by the NASDAQ Stock Market, for the 20 trading days ending on the second trading day prior to the closing date) of IE common stock exceeds $11.00. If IE elects to terminate the Agreement under this provision, the Company has the right to override any such termination election by agreeing the conversion number of .6588 will be changed to the quotient that results from dividing $7.2468 by the average closing price of IE common stock. The Agreement may also be terminated by the Company if the average closing price of IE common stock is less than $9.00. If the Company elects to terminate the Agreement under this provision, IE has the right to override any such termination election by agreeing the conversion number of .6588 will be changed to the quotient that results from dividing $5.9292 by the average closing price of IE common stock. As of August 4, 1995, the average closing price would have been $13.5563.

         The transaction is subject to the satisfaction of customary closing conditions, including approval of the acquisition by shareholders of the Company. The Company has circulated its proxy statement dated August 7, 1995 and has scheduled its Special Meeting of Shareholders for August 17, 1995 at which the shareholders will be asked to vote on the proposed merger. If the shareholders approve the merger, it is anticipated that closing of the transaction will take place on or before August 21, 1995.

         On December 30, 1994, the Company sold certain assets of five branch locations to IE (see Note 3). Under its Management Agreement with IE, the Company is reimbursed for certain indirect costs of managing the five branches for IE at a rate of $20,000 per month per branch. In the three and six months ended June 30, 1995, the Company was reimbursed in the amounts of $300,000 and $600,000, respectively, which are recorded as reductions in general and administrative expenses.

         Payments by the Company for purchases of inventory from IE for the three and six months ended June 30, 1995 aggregated approximately $110 million and $219 million, respectively and for the three and six months ended June 30, 1994 aggregated approximately $154 million and $299 million, respectively.

         IE serves as guarantor of up to $20.0 million of amounts owed by the Company to an inventory finance company (see Note 6).

         The Company uses the services of a law firm and of another professional services firm, in each of which a director is a principal. Fees paid to these firms for the three and six months ended June 30, 1995 and 1994 were not material to the Consolidated Financial Statements.

                              SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           Intelligent Electronics, Inc.



Date:  September 1, 1995                   /s/ Thomas J. Coffey
                                           --------------------------------
                                           Vice President and
                                           Chief Financial Officer